UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2020

Biohaven Pharmaceutical Holding Company Ltd.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38080	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
c/o Biohaven Pharmaceuticals, Inc.
215 Church Street
New Haven, Connecticut 06510
(Address of principal executive offices, including zip code)

(203) 404-0410
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, no par value	BHVN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

Amendment and Restatement of Memorandum and Articles of Association

On August 11, 2020, the Company filed an Amended and Restated Memorandum and Articles of Association (the “Restated M&A”) with the Registry of Corporate Affairs of the British Virgin Islands in connection with the closing (the “Closing”) of the Company’s previously announced funding agreement with RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (“RPI IFT”). As previously announced, in connection with the funding agreement, the Company also entered into a Series B Preferred Share Purchase Agreement, dated August 7, 2020, with RPI IFT, pursuant to which the Company agreed to sell, and RPI IFT agreed to purchase, Series B Preferred Shares in a series of closings, with the first to occur on or about March 31, 2021. The Company’s board of directors approved the Restated M&A, which establishes the Series B Preferred Shares, and was filed in connection with the Closing.

The Restated M&A, among other things: (i) designate 3,992 of the Company’s preferred shares, no par value, as “Series B Preferred Shares” and (ii) set forth the rights and privileges of the Series B Preferred Shares. Set forth below is a summary of the material terms of the Series B Preferred Shares, as defined by the Restated M&A:

Redemption

The Series B Preferred Shares shall be redeemed by the Company in equal quarterly installments at a price per share equal to 1.77x the original purchase price, payable in equal quarterly payments of $14.8 million with the first quarterly installment payable by March 31, 2025 and continuing through December 31, 2030.

If a Change of Control (as defined in the Restated M&A) occurs, the Series B Preferred Shares are redeemable at the election of the Requisite Majority (as defined in the Restated M&A) of the Series B Preferred Shares, within six months following the Change of Control, payable in a single payment, for 1.77x the original purchase price of the Series B Preferred Shares.

The Company may redeem the Series B Preferred Shares at its option at any time for a lump sum payment of 1.77x the original purchase price.

Liquidation and Voting

The Series B Preferred Shares have a liquidation preference equal to 1.77x the original purchase price therefor in the event of a voluntarily or involuntary liquidation, dissolution or winding up of the Company. The Series B Preferred Shares are generally non-voting, except for customary protective provisions which provide that, without the approval of holders of a majority of the Series B Preferred Shares and Series A Preferred Shares (collectively, the “Preferred Shares”), the Company may not adversely affect the rights of the Preferred Shares or create, authorize or issue any class or series of equity securities of the Company senior to, or pari passu with, the Preferred Shares. However, the Company is permitted to issue equity securities ranking junior to the Preferred Shares, including Common Shares, as well as convertible and/or non-convertible debt.

Other

In the event the Company defaults on any obligation to redeem Series B Preferred Shares when required, the redemption amount shall accrue interest at the rate of eighteen percent (18%) per annum. If any such default continues for at least one year, the holders of such shares shall be entitled to convert, subject to certain limitations, such Series B Preferred Shares into Common Shares, with no waiver of their redemption rights. The Series B Preferred Shares are otherwise not convertible into Common Shares in any circumstances.

The foregoing description of the Restated M&A is qualified in its entirety by reference to the full text of the Restated M&A, which are filed as Exhibit 3.1 to this report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number *	Exhibit Description
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant.
104	The cover page of this Current Report on Form 8-K formatted as Inline XBRL

* The XBRL instance document does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biohaven Pharmaceutical Holding Company Ltd.
	By:	/s/ Vlad Coric, M.D.
Date: August 17, 2020	Name: Title:	Vlad Coric, M.D. Chief Executive Officer